                                                                     Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH LAWS, OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALLOY ONLINE, INC., AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

                          WARRANT TO PURCHASE SHARES OF
                   COMMON STOCK, PAR VALUE $.01 PER SHARE, OF
                               ALLOY ONLINE, INC.


No.: W-C1                                                         April 11, 2001

         THIS CERTIFIES THAT, Owen E. Landon, Jr. or his, her or its registered assigns ("Holder"), for value received, is entitled to purchase, on the terms and subject to the conditions hereinafter set forth, from Alloy Online, Inc., a Delaware corporation (the "Company"), at any time, and from time to time, during the period beginning on the date (the "Anniversary Date") which is exactly one
(1) year after the date of the declaration of effectiveness of the Initial Registration (as defined below) by the Securities and Exchange Commission (the "Commencement Date") and ending at 5:00 p.m. local New York, New York time on the Expiration Date (as defined below) that number of shares (the "Warrant Shares") of common stock, par value one cent ($0.01) per share, of the Company (the "Common Stock"), if any, as is determined in accordance with the provisions of Section 2 hereof. This Warrant is issued pursuant to the provisions of the Agreement and Plan of Merger, dated as of April 11, 2001 (the "Merger Agreement"), by and among the Company, Landon Media Group, Inc., a Massachusetts corporation, Carnegie Communications, Inc., a Delaware corporation, Holder, and the other stockholders of Landon Media Group, Inc (with Holder, the "Stockholders"). The Company and the Stockholders have entered into a Registration Rights Agreement, dated as of April __, 2001 (the "Registration Rights Agreement"), pursuant to which the Company has agreed to register for public sale under the provisions of the Securities Act of 1933, as amended (the "Securities Act") certain of the shares of Common Stock issued in connection with the transactions contemplated by the Merger Agreement. Pursuant to terms and conditions set forth in the Registration Rights Agreement, the Company has agreed to use all commercially reasonable efforts to file a Registration Statement on Form S-3 or any successor thereto for a public offering of all of the Restricted Stock (the "Initial Registration"), and use all commercially reasonable efforts to cause the same to be declared effective by the Securities Exchange Commission.

         SECTION 1. EXERCISE PRICE. The exercise price per Warrant Share at which this Warrant (the "Warrant") may be exercised, if at all, shall be $0.01 per share (the "Exercise Price"), as adjusted from time to time in accordance with the provisions of Section 4 hereof.

         SECTION 2.        EXERCISE OF WARRANT.

         2.1. Number of Warrant Shares for Which Warrant is Exercisable; Expiration; Redemption by the Company; Put by the Holder.

         (a)  Number and Type of Shares; Expiration.

              (i) (A) This Warrant shall be exercisable, if at all, only during the period beginning on the Anniversary Date and ending on the Expiration Date. The number of Warrant Shares for which this Warrant may be exercised, if any, shall equal the quotient of (x) the lesser of (1) the Minimum Value (as defined below) or (2) $9,500,000 less the gross proceeds which Holder and the Stockholders collectively shall have received (or be deemed to have received pursuant to subsection (iii) below) from Sales (as defined herein) of Common Stock issued by the Company pursuant to the provisions of the Merger Agreement divided by (y) the average closing sale price of the Common Stock as quoted on the NASDAQ National Market System for the thirty (30) trading days ending on the Anniversary Date (the "Calculation Price"). The Minimum Value shall be determined as follows: on the date that is exactly one (1) month after the Commencement Date and on each subsequent monthly anniversary date thereafter (each, a "Monthly Anniversary Date") up to and including the Anniversary Date, the Company shall calculate a monthly balance (each, a "Monthly Balance"), which shall be equal to (a) the average closing sale price of the Common Stock as quoted on the NASDAQ National Market System for each of the trading days in such monthly period multiplied by (b) 47,238.

              (B) Notwithstanding the foregoing, during any period (i) that any registration statement covering all of the Registrable Securities (as such term is defined in the Registration Rights Agreement) has been filed pursuant to the Registration Rights Agreement and declared effective by the Securities Exchange Commission (the "Commission"), but the ability of the Stockholders to sell shares of Common Stock pursuant to such registration statement has been suspended in accordance with the provisions of Sections 4(c) or 4(e) of the Registration Rights Agreement, or (ii) any such registration statements has been withdrawn by the Company for any reason other than one for which one or more of the Stockholders is required to indemnify the Company pursuant to the provisions of Section 7(c) of the Registration Rights Agreement and a new registration statement covering all of the Registrable Securities has not yet been declared effective by the Commission (the "Suspension Period"), the closing sale price of the Common Stock used in the calculation of the Monthly Balance shall be equal, for each trading day in such Suspension Period on which the Holder effected a Sale, to the greater of (x) closing price on such trading day as quoted on the NASDAQ National Market System multiplied by 0.9 and (y) the average price obtained by the Holder for all Sales consummated by the Holder on such trading day. In addition, if (i) the Holder effects a Sale during the Suspension Period and (ii) prior to effecting such Sale the remaining Minimum Value as of the first day of the monthly period in which such Sale was effected had not been reduced by an amount equal to $791,667 multiplied by the number of whole monthly periods completed prior to such date, the Company shall pay such Holder an amount in cash equal to the difference, if negative, between (1) the closing price on such trading day as quoted on the NASDAQ National Market System and (2) the greater of (x) such closing price multiplied by 0.9 and (y) the average price obtained by the Holder for all Sales consummated by the Holder on such trading day. Any amount so paid by the Company shall be subtracted from the remaining Minimum Value. If during any monthly period in a Suspension Period the

Holder is unable to effect any Sales at an economically reasonable level, such monthly period will be excluded from the calculation of the Minimum Value and the shares eligible for Sale during that monthly period will become salable ratably over the then remaining months of the Minimum Value calculation period. In such event, an appropriate adjustment will be made to the denominator used to calculate the Monthly Balances.

              (C) At the same time as it calculates each Monthly Balance, the Company shall calculate the remaining "Minimum Value," which shall be equal, as of any date, to $4,097,188.69 less the sum of the Monthly Balances determined through such date, and shall deliver a copy of such each calculation to the registered Holder. Unless this warrant earlier shall have expired in accordance with the provisions of subsection (ii) below, promptly after the Anniversary Date the Company shall deliver to the Holder its calculation of the Calculation Price, final Minimum Value and number of shares into which this Warrant is exercisable. The Company's calculation of the Monthly Balances, the Minimum Values and the Calculation Price shall be final and binding on the Company and the Stockholder absent manifest error.

              (ii) This Warrant shall be deemed to have expired unexercised and shall have no further force or effect after the first to occur of (A) the date which is exactly three (3) months after the Anniversary Date (the "Expiration Date"), (B) the date on which the then current Minimum Value is less than or equal to $0 (zero), and (C) the date on which Holder and the Stockholders collectively shall have received (or be deemed to have received pursuant to subsection (iii) below) gross proceeds of $9,500,000 or more from Sales (as defined herein) by Holder and such Stockholders of Common Stock issued by the Company pursuant to the provisions of the Merger Agreement.

              (iii) In order that the Company may maintain an accurate record of the gross proceeds received by the Stockholders from Sales of Common Stock, Holder covenants to deliver to the Company written notice of the date, number of shares and gross Sales proceeds received upon any Sales of Common Stock by the Holder on or prior to the Anniversary Date within two (2) business days after consummation of any such Sale. For purposes hereof, a "Sale" shall mean (A) consummation of any agreement to sell any Common Stock, (B) entering into any contract to sell any Common Stock prior to the Anniversary Date which has a closing date with respect to all or any portion of the Common Stock covered thereby after the Anniversary Date, or (C) a pledge or other disposition of, or the entering into any agreement or transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of, shares of Common Stock, including, without limitation, by means of a gift or other transaction for no consideration. Notwithstanding the foregoing, if any Sale shall occur (i) in a manner other than pursuant to an arms' length transaction with a party that is unrelated to and otherwise unaffiliated with the Holder (or, if the Holder is a trust, with the beneficiary of such Holder) and (ii) at a price that is less than the average of average closing sale price of the Common Stock as quoted on the NASDAQ National Market System for each of the five (5) trading days preceding the date of such Sale (the "Average Sales Price"), then, for purposes of the provisions of clause (C) of subsection (ii) above, such Sale shall be deemed to have occurred at the Average Sales Price.

         (b) Redemption. Upon delivery of a Redemption Notice by the Company in the Company's sole discretion, this Warrant and the underlying Warrant Shares shall be redeemed, in whole or in part, on the date and as specified in the Redemption Notice (the "Redemption Date") as follows:

              (i) Redemption Price. The "Redemption Price" shall be (A) if such Redemption occurs prior to the Anniversary Date, equal to all or any portion of the then current Minimum Value and (B) if such Redemption occurs after the Anniversary Date, with respect to each share into which this Warrant shall be exercisable and in respect of which this Warrant is to be redeemed, an amount equal to the difference between (x) the Calculation Price and (y) $0.01 per share.

              (ii) Mechanics of Redemption. The Redemption Notice shall be given by the Company by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to the Holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) notifying such Holder of the redemption and specifying the Redemption Price, the Redemption Date, and (A) if such Redemption occurs prior to the Anniversary Date, the portion of the then current Minimum Value as to which this Warrant is to be redeemed and (B) if such Redemption occurs after the Anniversary Date, the number of Warrant Shares to be redeemed from such Holder (which in either such case shall be determined on a pro rata basis with all Warrants then outstanding that were issued by the Company in connection with the Merger ("Redemption Amount") and the place where and manner in which said Redemption Price shall be payable. The Redemption Notice shall be addressed to the Holder at his, her or its address as shown by the records of the Company. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of the Holder to exercise this Warrants into the Redemption Amount (except the right to receive the Redemption Price and any rights with respect to that portion of the Warrants not redeemed hereunder) shall cease on such Redemption Date. In addition, if this Warrant is redeemed in part prior to the Anniversary Date, the then current Minimum Value shall, on the Redemption Date, be reduced by the applicable Redemption Amount.

              (iii) Funds. On or prior to the Redemption Date, the Company shall deposit the Redemption Price for the Redemption Amount to be redeemed hereunder with a bank or trust company as a trust fund for the benefit of the Holder and the other holders of the warrants being so redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price to the Holder on or after the Redemption Date upon receipt of notification from the Company that Holder has surrendered his, her or its Warrant to the Company for redemption. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the Redemption Price, and from and after the date of this deposit the Warrant shall no longer be exercisable for the Redemption Amount, and the Holder shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price therefor, without interest, upon surrender of this Warrant. The balance of any monies deposited by the Company pursuant to this subsection (iii) remaining unclaimed at the expiration of the first anniversary of the Redemption Date shall thereafter be returned to the Company upon its request in a resolution of its Board of Directors. If only a portion of the Minimum Value or Warrant Shares underlying this Warrant, as applicable, are redeemed hereunder, the Company agrees that, following such redemption, it shall issue a replacement Warrant to the Warrant holder for the unexercised and unredeemed portion of this Warrant.

         (c)  Put.

              (i) The Holder may, at any time after the Anniversary Date, irrevocably elect to require the Company to redeem all or any portion of the Warrant Shares as to which this Warrant shall then be exercisable for cash by delivery of a written notice (the "Put Notice"), specifying the number of Warrant Shares as to which the Holder is electing to exercise its put right.

              (ii) Promptly upon its receipt of a valid and effective Put Notice, the Company shall notify in writing each of the Stockholders of its receipt thereof. Each such Stockholder may, upon delivery of a Put Notice in the form and manner required in its Warrant given to the Company within ten (10) days following delivery of such notice of exercise by the Company, exercise its option to require the Company to redeem all or any portion of the Warrant held by such Stockholder simultaneously with the redemption from Holder. In addition, upon receipt of written notice from the Company that another Stockholder has delivered a valid and effective Put Notice, Holder shall have ten (10) days from the date of such notice to exercise its option to require the Company to redeem all or any portion of the Warrant Shares as to which this Warrant shall then be exercisable simultaneously with the purchase from the Stockholder who gave the original Put Notice pursuant to Section 2.1(c) of such Stockholder's Warrant, such exercise to be effected by delivery of a Put Notice by the Holder.

              (iii) Upon the delivery of a Put Notice by Holder pursuant to this section, Holder shall be obligated to sell to the Company the Warrant Shares specified in such Put Notice; provided, however, that if the Company would be required, pursuant to subsection (v) below, to reduce the number of Warrant Shares to be redeemed, Holder shall have the option, exercisable within five (5) days following the delivery of a Reduction Notice from the Company pursuant to said subsection, to rescind its election to require the Company to redeem at such time all or any part of the Warrant Shares to which such Put Notice applies.

              (iv) The redemption price per Warrant Share being redeemed shall equal the Calculation Price less $0.01. Payment of the redemption price in respect of all Warrant Shares in respect of which valid Put Notices have been delivered shall be made on the date that is fifteen (15) business days following receipt by the Company of the Put Notice (the "Settlement Date"). The redemption price shall be payable full upon the Settlement Date in the form of a certified or cashier's check or by means of a wire transfer or other form of payment satisfactory to Holder reasonably satisfactory to Holder.

              (v) If, on the Settlement Date, the Company will not have sufficient funds legally available to it to redeem all of the Warrant Shares in respect of which valid Put Notices have been delivered, or if the Company otherwise will be prohibited by the provisions of applicable law from redeeming all of the shares of Warrant Shares in respect of which a Put Notice shall timely have been delivered, the Company shall give notice (a "Reduction Notice") of such fact to Holder and each other Stockholder who shall have timely delivered a valid Put Notice within fifteen (15) days of the date on which the first such Put Notice was delivered to the Company. In such event, the aggregate number of shares of Warrant Shares to be redeemed by the Company from all Stockholders who shall have timely delivered valid Put Notices prior to the Settlement Date first occurring under all outstanding Put Notices shall be allocated among such Stockholders in proportion, as nearly as practicable, to the respective number of Warrant Shares in respect of which valid Put Notices have been delivered (after giving effect, however, to any notices of rescission delivered pursuant to the provisions hereof), so that, after giving effect to such allocation, the Company shall redeem the maximum number of Warrant Shares for which it has funds legally available for purchase.

         (d) Additional Cash Payment. If (i) the aggregate gross proceeds which Holder and the Stockholders collectively shall have received (or be deemed to have received pursuant to subsection 2.1(a)(iii)) from Sales of Common Stock issued by the Company pursuant to the provisions of the Merger Agreement and effected on or prior to the Expiration Date are less than $10,500,000 and (ii) the Company has, prior to the Expiration Date, instituted one or more Suspension Periods, then within thirty (30) days after the Expiration Date the Company shall make a cash payment to Holder in respect of each such Suspension Period in an amount equal to eight percent (8%) per annum interest on (x) the difference between (1) the average closing sale price of the Common Stock as quoted on the NASDAQ National Market System for each of the trading days during such Suspension Period multiplied by the number of shares able to be sold during such Suspension Period pursuant to the provisions of the Lock-Up Agreement (as such term is defined in the Merger Agreement) and (2) the actual gross sales proceeds, if any, the Holder and the Stockholders collectively shall have received (or be deemed to have received pursuant to subsection 2.1(a)(iii)) from Sales of Common Stock during such Suspension Period, divided by (y) [the Holder's pro rata portion of Common Stock issued], such interest to accrue from the last date of such Suspension Period until the date paid by the Company.

         2.2. Procedure for Exercise of Warrant.

         (a) Exercise Generally. To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at its principal executive office (or such other office of the Company in the United States as the Company may designate by notice in writing to the Holder) on or prior to 5:00 p.m. local New York, New York time on the Expiration Date, (i) the Warrant Certificate attached hereto completed to specify the number of Warrant Shares as to which the Holder is electing to exercise under this Warrant, (ii) consideration in an amount equal to the aggregate Exercise Price of the Warrant Shares being purchased, consisting of cash or a certified or official bank check, payable to the order of the Company, and (iii) if this Warrant is being exercised in whole or the last fraction of this Warrant is being exercised, this Warrant. The Company will prepare a certificate for the Warrant Shares purchased and, if this Warrant is exercised in part, a new Warrant for the unexercised portion of this Warrant. The Company agrees that, upon exercise of this Warrant in accordance with the terms hereof, the Warrant Shares so purchased will be deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant was exercised. Notwithstanding anything contained herein to the contrary, the Company shall not be required to issue any Warrant Shares hereunder if, but then solely to the extent that, the sum of the number of Warrant Shares to be issued hereunder and under the other Warrants delivered pursuant to the Merger Agreement, plus all Merger Shares and Additional Merger Shares issued pursuant to the Merger Agreement (as such terms are defined therein), would exceed 19.9% of the number of shares of Common Stock outstanding immediately prior to the issuance of the Merger Shares.

         (b) Cashless Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock for which this Warrant is being exercised is greater than the Exercise Price for one share of Common Stock (determined at the date of calculation, as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, together with the properly endorsed Warrant Certificate, substantially in the form as attached hereto, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

                               WS = WSP x (FMV-EP)
                                    --------------
                                       FMV

WHERE:

WS    equals the number of shares of Common Stock to be issued to the Holder;

WSP   equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation);

FMV   equals the fair market value of one share of Common Stock (at the date of such calculation); and

EP    equals the per share Exercise Price of Common Stock (as adjusted to the date of such calculation) of the Warrant.

For purposes of the above calculation, the fair market value ("FMV") of one share of Common Stock shall be determined in accordance with the provisions of
Section 2.3 hereof. Notwithstanding the foregoing, where there exists a public market for the Common Stock at the time of such exercise, the FMV per share ofCommon Stock shall be equal to the average of the closing bid and asked prices of the quoted in the Over-The-Counter Market Summary or the average of the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ National Market System or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of the FMV. Upon receipt of the Warrant Certificate, the consideration, if any, and the Warrant, as applicable, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing Common Stock shall not then be actually delivered to the Holder, and the Company shall, as promptly as practicable execute or cause to be executed and delivered to the Holder, or as the Holder may direct, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said Warrant Certificate. Each stock certificate so delivered shall be in such denomination as may be requested by the Holder. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said stock certificate or certificates, deliver to the Holder a certificate evidencing the fraction of this Warrant which remains exercisable. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this
Section 2.2, except that, in case such stock certificates shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer taxes, which shall be payable upon the execution and delivery of such stock certificate or certificates, shall be paid by the Holder to the Company at the time of delivering this Warrant to the Company as mentioned above.

         2.3 Fair Market Value. Except as set forth in Section 2.2 hereof, for determining the FMV of one share of Common Stock in connection with a "cashless exercise" pursuant to the provisions of Section 2.2 hereof, the following shall apply:

              (a) Agreement of the Company and the Holder. If the Company and the Holder can agree in writing as to the FMV, such agreed value shall be the FMV. If no agreement on the FMV can be reached within five (5) days from the date of the exercise of this Warrant, then the FMV shall be determined pursuant to subsection (b) below.

              (b) Third Party Appraisal. If the FMV is not agreed upon as provided in subsection (a) above within the period therein stated, then five (5) days thereafter, an appraiser or appraisers shall be jointly selected by the Company and the Holder, and the determination of such jointly selected appraiser or appraisers as to the FMV shall be binding and conclusive upon all parties. If the Company and the Holder are unable to reach an agreement as to an appraiser, the provisions of subsection (c) below shall apply. For purposes of this subsection (b), the FMV shall take into account, among other things, earnings and book value of the Company, but shall not take into account any minority stockholder, marketability or other such discount.

              (c) Additional Appraiser. If the Company and the Holder do not agree upon the selection of an appraiser or appraisers, as provided in subsection (b) within the period therein stated, then, within three (3) days after the expiration of the five (5) day period provided for in subsection (b) above, each of the Company and the Holder shall deliver, by written notice to the other, a list of three appraisers and each of the Company and the Holder shall select one (1) appraiser from the list delivered by the other. If either party falls to deliver a list of appraisers or to select an appraiser from such list within said three (3) day period, the other party may select an appraiser from its list and such appraiser shall serve as the sole appraiser. Each of the appraisers so selected shall, within ten (10) days of being selected, determine the FMV. If the lower of the two (2) appraisals is at least ninety percent (90%) of the higher appraisal, then the FMV shall be equal to the average of the two
(2) appraisals. If the lower of the two (2) appraisals is less than ninety percent (90%) of the higher appraisal, then the two (2) appraisers shall appoint a third appraiser within three (3) days after the end of said ten (10) day period, and such third appraiser shall, within ten (10) days of being selected, determine the FMV. The FMV shall be equal to (A) the average of (x) the third appraisal and (y) whichever of the first two appraisals is closest in dollars to the third appraisal or (B) the third appraisal, if such appraisal is exactly mid-way between the first two appraisals. The determination of such appraiser shall be determinative of the FMV and shall be binding, final and conclusive on the Company and the Holder.

              (d) Costs of Appraisals. The parties shall share equally the entire cost of any appraisals hereunder.

         2.4 Transfer Restriction Legend. This Warrant and each certificate for Warrant Shares initially issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act of 1933, as amended (the "Act"), shall bear the following legend (and any additional legend required by any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed and any applicable state securities administration or commission) on the face thereof:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH LAWS, OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALLOY ONLINE, INC., AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         2.5 Acknowledgment of Continuing Obligation. The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which the Holder shall continue to be entitled after such exercise in accordance with this Warrant, provided, that the failure of the Holder to make any such request shall not affect the continuing obligation of the Company to the Holder in respect of such rights.

         2.6 Investment Representation. The Holder of this Warrant, by acceptance hereof, acknowledges that (i) the Holder is an "accredited investor" within the definition of Regulation D of the Act, (ii) this Warrant and, upon exercise, the Warrant Shares, are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and (iii) the Holder will not offer, sell, transfer, assign or otherwise dispose of this Warrant or the Warrant Shares issued upon exercise hereof, unless registered under the Act and applicable state securities laws or pursuant to an opinion of counsel reasonably satisfactory to the Company that an exemption from registration under such laws is available. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm, in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder's own account and not as a nominee for any party for investment.

         2.7 Registration Rights. The Shares issuable upon the exercise of this Warrant are entitled to registration rights granted in and pursuant to the Registration Rights Agreement.

         SECTION 3. OWNERSHIP, TRANSFER.

         3.1 Ownership of this Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 3.

         3.2 Exchange, Transfer and Replacement. This Warrant is exchangeable upon the surrender hereof by the Holder to the Company at its office or agency for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the portion of this Warrant exchanged as shall be designated by the Holder at the time of such surrender. Subject to the terms of this Warrant, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant duly endorsed at said office or agency of the Company. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange, transfer or replacement. The Company shall pay all expenses, taxes (other than stock transfer taxes and income taxes) and other charges payable in connection with the preparation, execution and delivery of Warrant Shares pursuant to this
Section 3.

         SECTION 4. REORGANIZATION, RECLASSIFICATION, RECAPITALIZATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization, reclassification or recapitalization of the capital stock of the Company, or consolidation or merger of the Company, or sales of all or substantially all of its assets to another entity, shall be effected in such a way that holders of any of the Warrant Shares would, if this Warrant were exercised prior to the effective date thereof, be entitled to receive stock, securities, cash or assets with respect to or in exchange for any of such Warrant Shares, then, as a condition of such reorganization, reclassification, recapitalization, consolidation, sale or merger, lawful and adequate provisions shall be made whereby each holder of this Warrant shall thereupon be entitled to receive, upon the exercise hereof and upon the basis and upon the terms and conditions specified herein and in lieu of the Warrant Shares, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of any of the Warrant Shares equal to the number of shares as would have been received upon exercise of this Warrant at the Exercise Price then in effect immediately before such reorganization, reclassification, recapitalization, consolidation, sale or merger. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the applicable Exercise Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any rights to acquire or shares of stock or securities delivered to holders in connection with such reorganization, reclassification, recapitalization, consolidation, sale or merger. Prior to the consummation of any consolidation or merger or sale of assets of the Company, the successor corporation resulting from such consolidation or merger, or the purchaser of such assets, shall agree in writing to be bound by the provisions hereof. Before taking any action that would cause an adjustment reducing the Exercise Price below the then-existing par value of the shares of any of the Warrant Shares issuable upon exercise of this Warrant, the Company shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Warrant Shares at such adjusted Exercise Price.

         SECTION 5. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that:

         5.1. Reservation of Shares. The Company will reserve and set apart and have at all times, free from preemptive rights, a number of shares of authorized but unissued Common Stock deliverable upon the exercise of the Warrant, and any other rights or privileges provided for herein sufficient to enable it at any time to fulfill all its obligations hereunder.

         5.2. Avoidance of Certain Actions. The Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all of the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant.

         5.3. Governmental Approvals. If any Warrant Shares required to be reserved for the purposes of exercise of this Warrant require registration with or approval of any governmental authority under any Federal law (other than the Act) or under any state law before such Warrant Shares may be issued upon exercise of this Warrant, the Company will, at its expense, as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be.

         5.4. Binding on Successors. This Warrant shall be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

         SECTION 6. NOTIFICATIONS BY THE COMPANY. In case at any time:

              (a) there shall be proposed any transaction of a type referred to in Section 4 hereof, or

              (b) there shall be proposed a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of such cases, the Company shall give written notice to the Holder of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights, or other transaction, and (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation or winding-up shall take place, as the case may be. Such written notice shall be given not less than five (5) business days prior to the taking of the action in question.

         SECTION 7. NOTICES. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered at, or sent by certified or registered mail to the Holder at the address listed in the stock records of the Company or to such other address as shall have been furnished to the Company in writing by the Holder in accordance herewith. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the principal office of the Company, Attention: President, or such other name or address as shall have been furnished to the Holder by the Company in accordance herewith.

         SECTION 8. LIMITATION OF LIABILITY. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         SECTION 9. GOVERNING LAW. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

         SECTION 10. MISCELLANEOUS. No term of this Warrant may be amended, except with the joint written consent of the Holder and the Company. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.




               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Alloy Online, Inc. has caused this Warrant to be signed by its duly authorized officer on the date first written above.


                                    ALLOY ONLINE, INC.


                                    By: /s/ Samuel A. Gradess
                                        ---------------------
                                    Name:  Samuel A. Gradess
                                    Title: Chief Financial Officer/Secretary

                                   ASSIGNMENT

            TO BE EXECUTED BY THE REGISTERED HOLDER IF IT DESIRES AND
                 IS PERMITTED TO TRANSFER THE WITHIN WARRANT OF

                               ALLOY ONLINE, INC.


         FOR VALUE RECEIVED, ____________________ hereby sells, assigns and transfers unto ______________________ the right to purchase ___________ of the number of shares of Common Stock covered by the within Warrant, and does hereby irrevocably constitute and appoint ___________________, attorney to transfer the Warrant on the books of the Company with full power of substitution. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warrant to which this Assignment is attached.


Signature:________________________________(SEAL)

Address: _________________________________

         _________________________________


Dated:_________________




In the presence of:                   [Name of Institution]


_________________                     By:_______________________________________




                                     NOTICE:

         The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

                               WARRANT CERTIFICATE

                     TO BE EXECUTED BY THE REGISTERED HOLDER
                 IF IT DESIRES TO EXERCISE THE WITHIN WARRANT OF

                               ALLOY ONLINE, INC.


         The undersigned hereby irrevocably exercises the right to purchase _________ shares of Common Stock, obtainable by exercise of the within Warrant, according to the conditions thereof and herewith makes payment of the Exercise Price in the amount of $___________ for such shares in full. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warrant to which this Warrant Certificate is attached.



                                       Signature:_________________________(SEAL)

                                       Address:___________________________

                                               ___________________________


Dated:__________________


In the presence of :                   [Name of Institution]


________________________               By:______________________________________


                                       15